As filed with the U.S. Securities and Exchange Commission on April 24, 2026.

Registration No. 333-145969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-145969

UNDER
THE SECURITIES ACT OF 1933

Pursuit Attractions and Hospitality, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-1169950
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1401 17th Street, Suite 1400, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

2007 VIAD CORP OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Michael Archiopoli
SVP, General Counsel and Corporate Secretary
Pursuit Attractions and Hospitality, Inc.
1401 17th Street, Suite 1400,

Denver, Colorado 80202
(602) 207-1000

(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Courtney M.W. Tygesson Alaina DeBona Cooley LLP 110 North Wacker Suite 4200 Chicago, Illinois 60606 (312) 881-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by Pursuit Attractions and Hospitality, Inc. (the “Registrant”):

•	Registration Statement No. 333-145969, filed with the SEC on September 10, 2007, registering 1,700,000 shares of the Registrant’s common stock, par value $1.50 per share (“Common Stock”), pursuant to the 2007 Viad Corp Omnibus Incentive Plan, and related Rights to purchase shares of the Registrant’s Junior Participating Preferred Stock (“Rights”).

Pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered in the Registration Statement that remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister, and does hereby remove from registration, all the shares of Common Stock and Rights registered under such Registration Statement that remain unsold as of the date hereof, if any.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 24, 2026.

Pursuit Attractions and Hospitality, Inc.

By:	/s/ Michael Archiopoli
Name: Michael Archiopoli
Title: SVP, General Counsel and Corporate Secretary

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.